Exhibit 4.7

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) dated this 26th day of April, 2016, is by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”) in favor of BANK OF NORTH CAROLINA, a North Carolina banking corporation (the “Lender”).

RECITALS

A.     The Borrower is indebted to the Lender pursuant to the Credit Agreement and the Obligations thereunder including, but not limited to, the Notes and the other Financing Documents (as such terms are defined below).

B.     The Borrower has agreed to grant a security interest in its assets to secure the Obligations in accordance with the provisions of this Agreement.

C.     This Agreement is one of the Financing Documents described in the Credit Agreement.

NOW, THEREFORE, in consideration of the premises, the respective representations, covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1. Definitions. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Credit Agreement. In addition, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“Account Debtor” means any person who may become obligated to the Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” has the meaning given to such term in the UCC.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the Commonwealth of Virginia are authorized to close.

“Business Premises” means the Borrower’s business premises located at 5290 Concourse Drive, Roanoke, Virginia 24019; 3030 Nicholas Avenue, Roanoke, Virginia 24012; 33 Superior Way, Swannanoa, NC 28778; 112 Buckeye Cove Road, Swannanoa, NC 28778; and 1700 Capital Avenue, Suite 150, Plano, Texas 75074.

“Chattel Paper” has the meaning given to such term in the UCC.

“Chief Executive Office” means the Borrower’s chief executive office located at 5290 Concourse Drive, Roanoke, Virginia 24019.

“Collateral” means all assets of the Borrower, both now owned and hereafter acquired, including, but not limited to:

(a)	Accounts (including any security given by any Account Debtor or any other Person with respect to any Account.);

(b)	As-extracted collateral;

(c)	Chattel Paper;

(d)	Commodity Accounts;

(e)	Commodity Contracts;

(f)	Deposit Accounts;

(g)	Documents;

(h)	Equipment;

(i)	Fixtures;

(j)	Furniture;

(k)	General Intangibles (as herein defined);

(l)	Goods, and all accessions thereto and goods with which the Goods are commingled;

(m)	Instruments;

(n)	Inventory;

(o)	Investment Property;

(p)	Letter-of-Credit Rights;

(q)	Payment Intangibles;

(r)	Promissory Notes;

(s)	Software;

(t)	The following specifically-described commercial tort claims: None;

(u)	General tangibles and intangible assets owned now or later acquired; and

(v)	All proceeds and products of any of the foregoing.

“Commodity Accounts” has the meaning given to such term in the UCC.

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“Commodity Contracts” has the meaning given to such term in the UCC.

“Credit Agreement” means the Credit Agreement dated as of April 26, 2016, between the Borrower and the Lender, as the same may be amended, restated and supplemented from time to time, and which encompasses the Revolving Credit Note and the Term Loan Notes.

“Default” means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the provisions of this Agreement.

“Deposit Accounts” has the meaning given to such term in the UCC.

“Documents” has the meaning given to such term in the UCC.

“ECP” means an “eligible contract participant” as defined in the Commodity Exchange Act, as amended, and any applicable rules, as amended.

“Enforcement Costs” means all fees (including reasonable attorneys’ fees and expenses), costs, expenses, charges, recordation or other taxes of any nature whatsoever advanced, paid or incurred by or on behalf of the Lender in connection with (a) the collection or enforcement of any of the Obligations, this Agreement, or any of the other Financing Documents, (b) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of the Collateral, and (c) the exercise by the Lender of any rights or remedies available to it under the provisions of this Agreement, the Credit Agreement, or any of the other Financing Documents.

“Equipment” means all of the Borrower’s equipment, as such term is defined by the UCC, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, and all replacements thereof and substitutions therefor.

“Event of Default” has the meaning set forth in Article V.

“Financing Documents” means, collectively and includes, this Agreement, the Credit Agreement, and any other instrument, document or agreement included in the “Financing Documents” as such term is defined and described in the Credit Agreement.

“Fixtures” has the meaning given to such term in the UCC.

“General Intangibles” means all of the Borrower’s general intangibles, as such meaning is defined by the UCC, together with all of the Borrower’s letters patent, applications for letters patent, trademarks, applications for trademarks, service marks, trade names and copyrights, whether registered or unregistered, together with all goodwill of the business of the Borrower relating thereto, any and all reissues, extensions, divisions or continuations thereof, all royalties, fees and other payments made or to be made to the Borrower with respect thereto, and all rights, interests, claims and demands that the Borrower has or may have in existing and future profits and damages for past and future infringements thereof.

“Goods” has the meaning given to such term in the UCC.

“Instrument” has the meaning given to such term in the UCC.

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“Inventory” means all of the Borrower’s now owned and hereafter acquired inventory, as such term is defined by the UCC, wherever located and however constituted, including, without limitation, raw materials, work and goods in process, finished goods, goods or inventory returned or repossessed or stopped in transit, supplies, packaging, shipping and other materials, all other goods, merchandise and personal property used or consumed in the business of the Borrower, and all documents and documents of title relating to any of the foregoing.

“Investment Property” has the meaning given to such term in the UCC.

“Letter-of-Credit Rights” has the meaning given to such term in the UCC.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance, judgment, lien, claim or charge of any kind in, on, of or in respect of, any asset or property or any rights to any asset or property of the Borrower, including, without limitation, (a) any interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to any such asset or property, and (b) the filing of, or any agreement to give, any financing statement relating to any such asset or property under the Uniform Commercial Code of any jurisdiction.

“Motor Vehicles” means any and all of the Borrower’s both now and hereafter owned and acquired automobiles, trucks, trailers, semitrailers and other motor vehicles required to be titled or registered with any federal or state agency, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith.

“Notes” means the Revolving Credit Note, the Term Loan A Note, and the Term Loan B Note, and “Note” means any of them.

“Obligations” means, collectively, and includes all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrower to the Lender, both now existing and hereafter arising, under, as a result of, on account of, or in connection with, (a) the Credit Agreement and any and all amendments thereto, restatements thereof, supplements thereto and modifications thereof made at any time and from time to time hereafter, (b) the Notes and any and all extensions, renewals or replacements thereof, amendments thereto and restatements or modifications thereof made at any time or from time to time hereafter, (c) the other Financing Documents, or (d) all other present and future indebtedness, liabilities, and obligations of any kind and nature whatsoever owed by the Borrower to the Lender.

“Payment Intangibles” has the meaning given to such term in the UCC.

“Permitted Liens” means the Security Interests and the Liens on the Collateral permitted to be created, assumed or exist pursuant to Section 6.2 of the Credit Agreement.

“Person” means and includes any natural person, individual, trustee, fiduciary, company, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, government or political subdivision or agency thereof, or any other entity of whatever nature.

“Promissory Notes” has the meaning give to such term in the UCC.

“Remittances” means any and all cash, checks, drafts, instruments and other remittances for or with respect to the payment of Accounts and/or the sale or lease of Inventory delivered to the Borrower or the Lender.

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“Revolving Credit Note” means the Revolving Credit Note executed and delivered by the Borrower, and made payable to the Lender, as more particularly described in the Credit Agreement, as the same may from time to time be amended, restated, supplemented, extended or otherwise modified.

“Security Interests” means the security interests and other Liens in the Collateral granted hereunder.

“Software” has the meaning given to such term in the UCC.

“Swap” means a “swap” as defined in the Commodity Exchange Act, as amended, and any applicable rules, as amended.

“Term Loan A Note” means the Term Loan A Note executed and delivered by the Borrower, and made payable to the Lender, as more particularly described in the Credit Agreement, as the same may from time to time be amended, restated, supplemented, extended or otherwise modified.

“Term Loan B Note” means the Term Loan B Note executed and delivered by the Borrower, and made payable to the Lender, as more particularly described in the Credit Agreement, as the same may from time to time be amended, restated, supplemented, extended or otherwise modified.

“Term Loan Notes” means the Term Loan A Note and the Term Loan B Note, and “Term Loan Note" means either of them.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the Commonwealth of Virginia.

SECTION 1.2. Rules of Construction. Unless otherwise defined herein and unless the context otherwise requires, all terms used herein which are defined by the UCC shall have the same meanings assigned to them by the UCC unless and to the extent varied by this Agreement. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule, and exhibit references are references to sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. The word “including” shall be deemed a word of illustration meaning “including, but not limited to” and not a word of limitation. As used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

ARTICLE II

GRANT OF SECURITY INTERESTS

SECTION 2.1. The Security Interests. In order to secure the full and punctual payment of the Obligations in accordance with the terms thereof, and to secure the performance of its obligations under this Agreement, the Credit Agreement, and the other Financing Documents, the Borrower hereby pledges and assigns to the Lender, and grants to the Lender a continuing, first priority lien on and security interest in the Collateral; provided, however, that, if and only if the Borrower is not an ECP, then to the extent applicable law prohibits the Borrower from entering into an agreement to guaranty or otherwise provide security for any obligations in respect of a Swap, the obligations secured hereby shall not include obligations to the Lender under any Swap. The Borrower hereby authorizes the Lender to file financing statements covering the Collateral and containing such legends as the Lender may reasonably require to protect the Lender’s interest in the Collateral. The Borrower agrees to pay all fees (including reasonable attorneys’ fees), costs, taxes and expenses paid or incurred by the Lender in connection with the preparation, filing, or recordation thereof.

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SECTION 2.2. Security Interests; Security Only. The Security Interests are granted as security only and shall not subject the Lender to, or transfer or in any way affect or modify, any obligation or liability of the Borrower with respect to any of the Collateral or any transaction in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender that the following statements are true, correct and complete:

SECTION 3.1. Title and Authority. The Borrower is the sole legal and beneficial owner of, and has rights in, and good and marketable title to, the Collateral. The Borrower has full power and authority to grant the Security Interests to the Lender in the Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement without the consent or approval of any Person (other than any consent or approval which has been obtained). The Collateral is free and clear of any Liens, other than Permitted Liens, and is not on consignment.

SECTION 3.2. Names and Locations. The Borrower’s state of formation is set forth in the Preamble to this Agreement. The Borrower’s exact legal name is as set forth in the Preamble to this Agreement, and the Borrower has conducted business under such legal name since the date of its formation. Within five (5) years previous to the date hereof, the Borrower has not changed its legal name, been the surviving corporation in a merger or consolidation, or changed its jurisdiction of formation. The Borrower’s chief executive office is located at the Chief Executive Office. All Collateral, including all records related thereto, is located at the Business Premises or the Chief Executive Office and has been located at such premises since the Borrower’s formation. All Equipment is personalty; provided that if any Equipment is affixed to real estate in such a manner as to become a fixture and a part of such real estate, then such Equipment will be attached to the real estate at the Business Premises. Such real estate is owned of record by the Borrower except for property located at 3030 Nicholas Avenue, Roanoke, Virginia 24012, and 1700 Capital Avenue, Suite 150, Plano, Texas 75074. The Borrower shall promptly notify Lender in the event that the information set forth in this Section 3.2 becomes outdated or changes.

SECTION 3.3. Filings. All agreements and papers, including, without limitation, Uniform Commercial Code financing statements, required to be filed, registered or recorded in order to create in favor of the Lender (or assign to the Lender, as the case may be) a perfected Lien in the Collateral shall be filed, registered or recorded in the office of the Virginia State Corporation Commission. No further or subsequent filing, re-filing, registration, re-registration, recording or re-recording will be necessary in any jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. When such agreements and papers have been so filed, registered or recorded, the Security Interests will constitute a perfected Lien in the Collateral prior to all other Liens and rights of others therein except for Permitted Liens.

SECTION 3.4. Insurance. The Collateral is insured in accordance with the requirements of Section 4.5 hereof.

SECTION 3.5. Transmitting Utility. The Borrower is not a transmitting utility under Virginia Code Sections 8.9A-102(a)(81) and 8.9A-501(b).

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SECTION 3.6. Survival. All representations and warranties contained in or made under or in connection with this Agreement (a) shall survive the execution, delivery and performance of this Agreement, and (b) shall be true, correct and complete in all material respects at all times during the term of this Agreement with the same effect as if such representations and warranties had been made at such times.

ARTICLE IV

COVENANTS OF BORROWER

The Borrower hereby covenants and agrees with the Lender as follows:

SECTION 4.1. Title, Liens and Taxes. The Borrower shall, at its sole cost and expense, take any and all actions necessary to defend its title to the Collateral against all Persons and to defend the Security Interests of the Lender in the Collateral and the priority (or intended priority) thereof against any adverse Lien of any nature whatsoever, except Permitted Liens. Except to the extent contested in good faith, the Borrower shall pay all taxes and assessments levied or placed on the Collateral prior to the date when any interest or penalty would accrue for the non-payment thereof.

SECTION 4.2. Further Assurances. The Borrower shall, from time to time, at its sole cost and expense, execute, deliver, acknowledge, and cause to be duly filed, recorded or registered, any statement, assignment, instrument, paper, agreement or other document and take any other action that from time to time may be necessary or desirable, and which the Lender may reasonably request, in order to create, preserve, continue, perfect, confirm or validate the Security Interests of the Lender in the Collateral or to enable the Lender to obtain the full benefits of this Agreement or to exercise and enforce any of its rights, powers and remedies hereunder or under applicable laws. Without limiting the foregoing, after any Event of Default, (a) the Borrower shall, whenever required by the Lender, cooperate with the Lender to obtain and keep in effect one or more control agreements in connection with any deposit account, electronic chattel paper, investment property and Letter-of-Credit rights collateral, and (b) the Borrower shall, whenever required by the Lender, promptly deliver to the Lender, with all endorsements and/or assignments required by the Lender, all instruments, chattel paper, guaranties and the like received by the Borrower constituting, evidencing, or relating to, any of the Collateral or proceeds of any of the Collateral. The Borrower shall pay all costs of, and incidental to, the filing, recording or registration of any such document as well as any recordation, transfer or other tax required to be paid in connection with any such filing, recordation or registration. The Borrower hereby covenants to indemnify, defend and keep harmless the Lender from and against any and all liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes and recording costs incurred in connection with this Agreement or the perfection of the Lender’s Lien on the Collateral, which covenant shall survive the termination of this Agreement and the payment of all Obligations. If, in the reasonable opinion of the Lender, any Equipment is or may become a part of any real estate not owned but leased by the Borrower, the Borrower will, upon the request of the Lender, furnish to the Lender in form and content reasonably satisfactory to the Lender, a landlord’s waiver by the record owner of such real estate and a mortgagee’s waiver by any Person who has a security interest or lien on such real estate which is or may be superior to the Security Interests of the Lender in such Equipment.

SECTION 4.3. Change of Name, Location, Etc. The Borrower shall not (a) change its legal name, identity, jurisdiction of organization, or corporate structure, (b) change the location of its Chief Executive Office or its chief place of business, (c) change the location where it keeps its records concerning the Collateral, (d) use, maintain, store, or keep any Collateral at any location other than the Business Premises (except as otherwise permitted by the provisions of the Credit Agreement), or (e) open a new place of business, in each such event unless it shall have given the Lender prior written notice thereof and shall, at its sole cost and expense, have executed, delivered, acknowledged, filed, recorded or registered all financing statements and other documents as may be reasonably required by the Lender in order to create, perfect, continue, preserve, confirm or validate the Security Interests and their priority; provided, however, that the Borrower shall not in any event change the location of any Collateral if such change would cause the Security Interests (or the perfection thereof) to lapse, or if required to be perfected prior to such change, to cease to be perfected.

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SECTION 4.4. Records, Inspection and Verification. The Borrower shall keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records and, where appropriate, the Collateral, in such manner as the Lender may reasonably require in order to reflect the Security Interests. Upon request of the Lender, the Borrower shall furnish to the Lender, in form and content required by the Lender, an aging statement of Accounts, a schedule of Equipment itemizing and describing the type, current value and location of Equipment and such other information and data concerning the Collateral as the Lender may from time to time reasonably specify. After an Event of Default shall have occurred and during the continuance thereof, promptly upon request by the Lender, the Borrower shall execute and deliver to the Lender written assignments and/or endorsements, in form and content satisfactory to the Lender, of specific Accounts, but the Security Interests of the Lender hereunder shall not be limited in any way by such assignment or endorsement. Such Accounts are to secure payment of the Obligations and performance of this Agreement and the other Financing Documents and are not sold to the Lender whether or not any assignment thereof which is separate from this Agreement is in form absolute. The Lender and such Persons as the Lender may reasonably designate shall have the right, during normal business hours after at least 48 hours’ notice and subject to all applicable laws, to (a) enter the Business Premises of the Borrower or any other premises where the Collateral and the records may be located and to audit, appraise, examine and inspect the Collateral and all records related thereto and to make extracts therefrom and copies thereof, (b) discuss the affairs of the Borrower with officers and independent accountants of the Borrower, and (c) verify under reasonable procedures the validity, amount, quality, quantity, value and condition of, and any other matter relating to, the Collateral, including contacting Account Debtors or any Person possessing any of the Collateral.

SECTION 4.5. Insurance.

(a)     At all times the Borrower shall, at the Borrower’s sole cost and expense, maintain or cause to be maintained a program of insurance insuring against loss or damage from the following risks and casualties and in the minimum amounts set forth below. Such insurance shall be with well-rated insurance companies and upon insurance policy forms acceptable to the Lender. The Borrower shall pay all premiums on such insurance policies when due and, upon request of the Lender, furnish to the Lender evidence of payment of such premiums, and the Lender shall be named, as appropriate, as an additional insured, mortgagee or loss payee as its interests may pertain with respect to such insurance policies:

(i)     Property Insurance: Coverage for full replacement cost value of the Collateral without any co-insurance;

(ii)     Commercial General Liability Insurance:

     (A)          $1,000,000 each occurrence; and

     (B)          $3,000,000 general aggregate or umbrella coverage; and

(iii)     Other Insurance: Such other insurance coverage may be required as may be deemed reasonably necessary in the discretion of the Lender.

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(b)     Each policy of such insurance covering the Collateral shall contain a mortgagee or loss payee endorsement satisfactory to the Lender providing that (i) such policy may not be canceled or altered and the Lender may not be removed as loss payee or mortgagee without at least thirty (30) days prior written notice to the Lender, and (ii) no act or default of the Borrower or any other Person shall affect the right of the Lender to recover under such policy. The Borrower hereby irrevocably (A) assigns and grants to the Lender a security interest in any and all proceeds of each such insurance policy covering the Collateral, (B) directs each insurance company to pay all such proceeds directly to the Lender after the occurrence of and during the continuance of an Event of Default, and (C) after the occurrence of and during the continuance of an Event of Default, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender) as the Borrower’s true and lawful attorney-in-fact (coupled with an interest) with authority and power on behalf of the Borrower to make, adjust, settle or compromise all claims under each such insurance policy, to collect and receive all proceeds payable under each such insurance policy and to endorse any check, draft or instrument for such proceeds. Any proceeds of such insurance received by the Lender (less the amount of any reasonable costs and settlement of such losses) shall be applied, at the option of the Lender, to the Obligations (whether matured or unmatured) in such manner and at such times as the Lender may determine in its sole discretion or to the restoration or replacement of the damaged or destroyed Collateral upon terms and conditions reasonably satisfactory in all material respects to the Lender; provided, however, that if no Event of Default has occurred and is continuing, the Borrower shall determine the manner in which proceeds are to be applied.

(c)     Notwithstanding the foregoing, the Lender and the Borrower agree that Lender shall not be required to make the net proceeds of insurance available to the Borrower for the Borrower’s repair, restoration and replacement of the damaged or lost Collateral except on the following terms and subject to the following conditions:

(i)     at the time of such loss or damage and at all times thereafter while Lender is holding any portion of such proceeds, there shall exist no Event of Default;

(ii)     the damaged or lost Collateral can be replaced or repaired prior to the Revolving Credit Expiration Date; and

(iii)     within sixty (60) days following the date of the damage to or loss of Collateral, the Borrower shall have provided to the Lender evidence that such additional funds, as in the Lender’s reasonable opinion are necessary, are available to complete such repair, restoration and replacement.

SECTION 4.6. Care, Use and Protection of Collateral. The Borrower shall keep and maintain the Collateral in good working condition and repair and will not do or permit anything to be done to the Collateral that may materially impair its value or that will violate the terms of any insurance covering the Collateral in any material respects. The Borrower shall promptly notify the Lender of any event causing deterioration, loss or depreciation in value (ordinary wear and tear from proper use excepted) of any substantial portion of the Collateral and the amount of such loss or depreciation. The Borrower’s audited financial statements shall serve as such notice. The Borrower shall perform, observe, and comply with all of the material terms and provisions to be performed, observed or complied with by it under each contract, agreement or obligation relating to the Collateral unless the same is contested by the Borrower in good faith. The Lender shall have no duty to, and the Borrower hereby releases the Lender from all claims for loss or damage caused by the failure of the Lender to, collect or enforce any of the Collateral or preserve rights against Account Debtors and prior parties to the Collateral. Without the prior written consent of the Lender, the Borrower shall not sell, lease, assign, transfer, dispose of, pledge or grant or permit a Lien to exist on, the Collateral except for Permitted Liens. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Borrower may, in the ordinary course of business, sell its Inventory and obsolete Equipment and otherwise use the Collateral in any lawful manner not inconsistent with the provisions of this Agreement and the Credit Agreement. Upon the written request of the Lender, the Borrower shall promptly (a) deliver to the Lender, with all endorsements and assignments required by the Lender to effect or evidence the Security Interest, copies of all records, agreements, documents, instruments, bills of sale, certificates of title, certificates of origin and any other papers constituting, evidencing or relating to any of the Collateral, and (b) notify any warehouseman, bailee, or other Person who is in possession or control of any of the Collateral to hold such Collateral for the Lender’s account subject to the Lender’s instructions.

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SECTION 4.7. Modification of Accounts. Without the prior written consent of the Lender, the Borrower shall not permit or agree to any extension of time for the payment of any Account or agree to any modification, compromise or settlement of any Account for less than the full amount or release any Person obligated on an Account or allow any credit or discount on an Account other than extensions, compromises, settlements, credits or discounts made in the ordinary course of business.

SECTION 4.8. Financing Statements. The Borrower shall not file any amendments, correction statements, or termination statements concerning the Collateral without the prior written consent of the Lender.

ARTICLE V

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an event of default under the provisions of this Agreement, and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

SECTION 5.1. Payment of Obligations. If any of the Obligations are not paid as and when due and payable in accordance with the provisions of this Agreement, the Credit Agreement and/or any of the other Financing Documents after giving effect to any applicable cure or grace periods, if any;

SECTION 5.2. Perform, etc. Certain Provisions of this Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of the last sentence of Section 4.1, Section 4.3(a) or (b), or the maintenance and payment provisions of Section 4.6 or Section 4.7 of this Agreement;

SECTION 5.3. Perform, etc. other Provisions of this Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of this Agreement other than those covered by Sections 5.1 and 5.2 above, and such failure is not cured to the satisfaction of the Lender within a period of thirty (30) days after the date of written notice thereof by the Lender to the Borrower.

SECTION 5.4. Representations and Warranties. If any representation and warranty contained herein or any statement or representation made in any officer’s certificate or any other information at any time given by or on behalf of the Borrower or furnished in connection with this Agreement or any of the other Financing Documents shall prove to be false or incorrect in any material respect on the date as of which made;

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SECTION 5.5. Default under other Financing Documents. An “Event of Default” (as defined and described in the Credit Agreement) occurs under the provisions of the Credit Agreement or any of the other Financing Documents (other than this Agreement) which is not cured within applicable cure or grace periods, if any; or

SECTION 5.6. Liquidation, Termination, Dissolution, etc. If the Borrower shall liquidate, dissolve or terminate its existence.

ARTICLE VI

RIGHTS AND REMEDIES

SECTION 6.1. Rights and Remedies of the Lender. Upon and after the occurrence of an Event of Default, the Lender, without notice or demand other than as expressly provided for under the provisions of this Agreement or the Credit Agreement, may exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to the rights and remedies available to the Lender under the other provisions of this Agreement and the other Financing Documents, the rights and remedies of a secured party under the UCC and all other rights and remedies available to the Lender under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

(a)     the Lender shall have the right, subject to applicable law and without breach of the peace, to take possession of the Collateral, and for that purpose, so far as the Borrower may give authority therefor or to the extent permitted under applicable laws, to enter upon any premises in which the Collateral or any part thereof may be situated, and remove therefrom all or any of the Collateral without any liability for suit, action or other proceeding, THE BORROWER HEREBY WAIVING ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require the Borrower, at the Borrower’s expense, to assemble and deliver all or any of the Collateral to such place or places as the Lender may designate.

(b)     the Lender shall have the right to operate, manage and control all or any of the Collateral (including use of the Collateral in order to continue or complete performance of obligations of the Borrower under any contracts of the Borrower), or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell, lease or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as the Lender, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law. Any purchaser or lessee of any of the Collateral so sold or leased shall hold the property so sold or leased free from any claim or right of the Borrower and the Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal with respect thereto. The Lender and the Borrower agree that commercial reasonableness and good faith require the Lender to give to the Borrower no more than fifteen (15) days prior written notice of any public sale or other disposition of the Collateral or of the time after which any private sale or other disposition of the Collateral is to be made.

(c)     the Lender shall have the right, without the breach of the peace, and the Borrower hereby irrevocably designates and appoints the Lender and its designees as the attorney-in-fact of the Borrower, with full power of substitution and with power and authority in the Borrower’s name, the Lender’s name or otherwise and for the use and benefit of the Lender (i) to notify account debtors and other Persons obligated to make payments or other Remittances on or with respect to the Collateral to make such payments and other Remittances directly to the Lender, (ii) to demand, collect, sue for, take control of, compromise, settle, change the terms of, release, exchange, substitute, extend, renew or otherwise deal with, the Collateral or any account debtor or other Person obligated on or under the Collateral in any manner as the Lender may deem advisable, (iii) to remove from any place of business of the Borrower all records in respect of the Collateral, (iv) to receive and endorse the Borrower’s name on any checks, drafts, money orders or other instruments of payment relating to any of the Collateral, (v) to sign and send verifications of Accounts or other Collateral and sign any proofs of claim or loss, (vi) to commence, prosecute or defend any action, suit or proceeding relating to the Collateral or the collection, enforcement or realization upon the Collateral, (vii) [reserved], (viii) to adjust and compromise any claims under insurance policies, (ix) to register, lease, assign, license, sublicense, sell or otherwise dispose of any patents, trademarks or service marks and (x) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral. This power of attorney, being coupled with an interest, is irrevocable and all legal acts by the Lender and its designees pursuant thereto are hereby ratified and confirmed by the Borrower. Neither the Lender nor any of its designees shall be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than acts of actual fraud or gross negligence. The provisions of this subsection shall not (x) be construed as requiring or obligating the Lender or any designee to take any action authorized hereunder and any action taken or any action not taken hereunder shall not give rise to any liability on the part of the Lender or its designees or to any defense, claim, counterclaim or offset in favor of the Borrower, (y) be construed to mean the Lender has assumed any of the obligations of the Borrower under any instrument or agreement as the Lender shall not be responsible in any way for the performance of the Borrower of any of the provisions thereof, and (z) relieve the Borrower of any of its obligations hereunder or in any way limit the exercise by the Lender of any other or further rights it may have hereunder, under the other Financing Documents, by law or otherwise.

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SECTION 6.2. Application. The proceeds of collection, sale, lease or other disposition of all or any part of the Collateral coming into the Lender’s possession pursuant to the exercise or enforcement of the Lender’s rights and remedies may be applied by the Lender to any of the Obligations, whether matured or unmatured, in such order and manner as the Lender may determine in its sole discretion. If the proceeds of collection, sale, lease or other disposition of the Collateral fail to fully satisfy the Obligations, the Borrower shall remain liable for any deficiency.

SECTION 6.3. No Waiver, Etc. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare an Event of Default for failure to effect such prompt payment of any such other amount. The payment by the Borrower, or any other Person and the acceptance by the Lender or any other amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which an Event of Default exists shall not in any way or manner be construed as a waiver of such Event of Default by the Lender or preclude the Lender from exercising any right of power or remedy consequent upon such Event of Default.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Course of Dealing; Amendment. No course of dealing between the Lender and the Borrower shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents. The Lender shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same. This Agreement shall not be amended, modified, or changed in any respect except by an agreement in writing signed by the Lender and the Borrower.

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SECTION 7.2. Waiver of Default. The Lender may, at any time and from time to time, execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Lender may specify in such written instrument, any of the requirements of this Agreement or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument. In the case of any such waiver, the Borrower and the Lender shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder. No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.3. Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to the Borrower at 5290 Concourse Drive, Roanoke, Virginia 24019, Attention: Neil D. Wilkin, President/CEO, or to the Lender at 36 Church Avenue SW, Roanoke, Virginia 24011, Attention: Scott L. Leffel, Senior Vice President. Such notice or demand shall be deemed sufficiently given for all purposes when delivered (a) by personal delivery and shall be deemed effective when delivered and receipt given by the addressee, or (b) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail as certified mail, return receipt requested and postage prepaid, or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express) for next business day delivery. Notice by e-mail is not valid notice under this or any other agreement between the Borrower and the Lender.

SECTION 7.4. Performance for Borrower. The Borrower hereby authorizes the Lender to, and the Lender may, at any time and from time to time after an Event of Default or Default exists and is continuing but is under no obligation whatsoever to, advance funds on behalf of the Borrower in order to insure the compliance by the Borrower with any covenant, warranty, representation or agreement made in or pursuant to this Agreement or any of the other Financing Documents, including, without limitation (a) to continue or complete, or cause to be continued or completed, performance of the obligations of the Borrower under any contracts or other agreements, (b) to cover any overdrafts in any checking or other accounts of the Borrower with the Lender, (c) to pay or discharge any insurance premiums for insurance on or with respect to the Collateral, (d) to pay or discharge any taxes, liens, security interests or other encumbrances on or with respect to the Collateral except for Permitted Liens which are paid current and not past due, and (e) to preserve, maintain or protect the Collateral and the Security Interests; provided, that the making of any such advance by the Lender shall not constitute the waiver of any Event of Default or Default nor relieve the Borrower of any of its obligations hereunder or under any of the other Financing Documents. All such advances shall be a part of the Enforcement Costs and included in the Obligations secured hereby.

SECTION 7.5. Enforcement Costs. The Borrower shall pay to the Lender upon demand all Enforcement Costs together with interest thereon from the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate. Enforcement Costs together with interest thereon shall be included in the Obligations secured hereby.

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SECTION 7.6. Time of Essence. Time is of the essence in connection with all obligations of the Borrower hereunder and under any of the other Financing Documents.

SECTION 7.7. Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by the Lender and will be deemed to be made in the Commonwealth of Virginia. Unless provided otherwise under federal law, this Agreement will be interpreted in accordance with laws of the Commonwealth of Virginia, excluding its conflict of laws rules. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF VIRGINIA IN A COUNTY OR JUDICIAL DISTRICT WHERE THE LENDER MAINTAINS AN OFFICE OR A BRANCH; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE LENDER FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST THE BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF THE BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. The Borrower and the Lender acknowledge and agree that the venue provided above is the most convenient form for both the Lender and the Borrower, and the Borrower and the Lender waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

SECTION 7.8. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY THE BORROWER AND THE LENDER MAY HAVE IN ANY ACTION, PROCEEDING OR LITIGATION, IN LAW OR IN EQUITY, DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS RELATED THEREO. The Borrower represents and warrants that no representative or agent of the Lender has represented, expressly or otherwise, that the Lender will not, in the event of litigation, seek to enforce this jury trial waiver. The Borrower acknowledges that the Lender has been induced to enter into this Agreement by, among other things, the provisions of this Section.

SECTION 7.9. Security Interest Absolute. All rights, remedies and powers of the Lender hereunder and under applicable laws, the Security Interests and all agreements and obligations of the Borrower hereunder shall be absolute and unconditional irrespective of, and shall not be released, discharged, impaired or affected by, (a) any lack of validity or enforceability of the Credit Agreement and any of the other Financing Documents, (b) any change in the time, manner, or place of payment of, or in any other term or condition of, any or all of the Obligations, (c) any amendment to, modification or waiver of, or consent to, or departure from, any or all of the provisions of the Credit Agreement or the other Financing Documents (except to the extent that such amendment to or modification of the Credit Agreement clearly contemplates a corresponding amendment to or modification of this Agreement), (d) any exchange, substitution, release, addition or non-perfection of any collateral and security for any or all of the Obligations, (e) any release or discharge of, in whole or in part, any Person, including, without limitation, the Borrower obligated or liable for any or all of the Obligations, any attempt, pursuit, enforcement or exhaustion of any rights or remedies the Lender may have against any such Person or against any collateral and security for any or all of the Obligations, (f) the failure, omission, lack of diligence or delay by the Lender to exercise or enforce any rights and remedies it may have under the Credit Agreement, the other Financing Documents or applicable laws, or (g) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower under the provisions of this Agreement or any of the other Financing Documents.

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SECTION 7.10. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender in order to carry out the intentions of the parties hereto as nearly as may be possible, (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, and (c) the parties hereto shall endeavor in good faith negotiations to replace the invalid or unenforceable provisions with valid and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions.

SECTION 7.11. [Deleted and not replaced.]

SECTION 7.12. Survival. All representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement.

SECTION 7.13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective personal representatives, successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 7.14. Continuing Agreement. This Agreement and the Security Interests shall be continuing and binding on the Borrower regardless of how long before or after the date hereof any of the Obligations were or are incurred.

SECTION 7.15. Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

SECTION 7.16. Exhibits and Schedules. Any exhibits and schedules attached to this Agreement are an integral part hereof and are hereby incorporated herein and included in the term “this Agreement”.

SECTION 7.17. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

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WITNESS the due execution hereof as a SEALED INSTRUMENT as of the date first written above.

WITNESS:	OPTICAL CABLE CORPORATION, a Virginia corporation

/s/ Nicole Ingle	By:	/s/ Tracy G. Smith	(SEAL)
Tracy G. Smith Chief Financial Officer and SVP

COMMONWEALTH OF VIRGINIA

CITY/~~COUNTY~~ OF Roanoke, to wit:

The foregoing instrument was acknowledged before me this 26th day of April, 2016, by Tracy G. Smith, as Chief Financial Officer and SVP of Optical Cable Corporation, a Virginia corporation, on behalf of the Borrower.

My commission expires: July 31, 2016

/s/ Virginia S. Coley	[SEAL]
Notary Public

Notary Registration No.:228229

[Signatures Continued on Following Page]

                                            [Signature Page]            (Security Agreement)

[Signatures Continued from Prior Page]

WITNESS:	BANK OF NORTH CAROLINA, a North Carolina banking corporation

/s/ Nicole Ingle	By:	/s/ Scott L. Leffel
Scott L. Leffel, Senior Vice President